EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 4, 2022, relating to the consolidated financial statements of Regional Management Corp. and subsidiaries, appearing in the Annual Report on Form 10-K of Regional Management Corp. for the year ended December 31, 2023.

/s/ RSM US LLP

Raleigh, North Carolina

February 22, 2024